NON-COMPETE AND CONFIDENTIALITY AGREEMENT


     THIS NON-COMPETE AND CONFIDENTIALITY AGREEMENT (the "Agreement") is dated as of the 3rd day of September, 1999 by and between Factual Data Corp. (the "Company") and Bentley International, Inc.

      WHEREAS, on or about the date of this Agreement, the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") with Residential Mortgage Credit Reporting, Inc. ("Seller"); and

     WHEREAS, Bentley International, Inc. has agreed to enter into this Agreement to induce the Company to consummate the purchase of the assets of Seller; and

      WHEREAS, the Company will close on the Purchase Agreement, effective as of September 3, 1999 (the "Closing") and wishes to enter into this Agreement so that (i) Bentley International, Inc. will refrain from certain activities which would be competitive with the Company's business following the Closing, and (ii) Bentley International, Inc. will become bound by confidentiality provisions relating to his receipt and possession of information concerning the Company.

      NOW, THEREFORE, in consideration of the $10 and the mutual covenants and agreements set forth below, Bentley International, Inc. and the Company hereby agree as follows:

     1. Term. The term of this Agreement shall be for a period of three years following Closing of the Purchase Agreement.

      2. Consideration. Bentley International, Inc. acknowledges that it is a direct and an indirect beneficiary of amounts paid to Seller in consideration of the non-compete and confidentiality provisions hereof, and further acknowledges that such consideration is being paid contemporaneously with the sale of the assets of Seller to the Company and that, accordingly, such non-compete and confidentiality agreement is given in connection with the sale of the assets of Seller to the Company. Bentley International, Inc. acknowledges both the receipt of such consideration and the sufficiency thereof.

      3. Description of Business, Trade Secrets and Proprietary Information. Bentley International, Inc. acknowledges that the Company is in the business of providing mortgage credit reports and a variety of other credit reporting information services to commercial enterprises, businesses and government entities. For purposes of this Agreement, the terms "Trade Secrets" and "Proprietary Information" shall mean all materials and information in any media (whether or not reduced to writing and whether or not patentable) relating to the credit reporting business which Bentley International, Inc. receives, has had access to, or develops or has developed, in whole or in part, as a direct or indirect result of his prior dealings with the Company, including but not limited to materials and information on existing or proposed operations; service development procedures, marketing techniques, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer or customer prospect names, requirements and other data, and other materials or information relating to the manner in which the Company does business; discoveries, concepts and ideas, whether patentable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, "know-how," designs, drawings and specifications, whether copyrightable or not; and all inventions and ideas which are derived from or relate to Bentley International, Inc.'s access to or knowledge of any of the above enumerated materials and information.

      The Trade Secrets or Proprietary Information shall not include any materials or information of the type specified above to the extent that such materials or information:

(a) were in the public domain at the same time they were communicated to Bentley International, Inc. by the Company;

(b) entered the public domain subsequent to the time they were communicated to Bentley International, Inc. by the Company through no fault of Bentley International, Inc.;

(c) was in Bentley International, Inc.'s possession free of any obligation of confidence at the time it was communicated to Bentley International, Inc. by the Company;

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(d)  were  rightfully  communicated to Bentley  International,  Inc. free of any obligation of confidence subsequent to the time it was communicated to Bentley International, Inc. by the Company;

(e) were developed by employees or agents of Bentley International, Inc. independently of and without any reference to any information communicated to Bentley International, Inc. by the Company; or

(f) were communicated in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of Bentley International, Inc. under this Agreement; provided, however, that if Bentley International, Inc. or his agents or affiliates is requested or required to disclose such materials or information other than as permitted by this Agreement, Bentley International, Inc. will cooperate with the Company and provide the Company with prompt and adequate notice of such request so that the Company may seek an appropriate protective order, injunctive relief and/or waive compliance with the provisions of the Agreement.

Failure to mark any document or information as confidential shall not affect its status as part of the Trade Secrets or Proprietary Information under the terms of this Agreement.

     4. Title to Trade Secrets and Proprietary Information. Bentley International, Inc. agrees that the Trade Secrets and Proprietary Information are and shall at all times remain the sole and exclusive property of the Company. Bentley International, Inc. will always hold inviolate and confidential any and all Trade Secrets and Proprietary Information of the Company now or hereafter existing.

     5. Covenant of Non-Disclosure. Bentley International, Inc. shall not sell, transfer, publish, disclose, display or otherwise make available in any media to any third party any of the Trade Secrets and Proprietary Information. Bentley International, Inc. agrees to secure and protect the Company's Trade Secrets and Proprietary Information in a manner consistent with the Company's rights in the Trade Secrets and Proprietary Information. Bentley International, Inc. shall not use the Trade Secrets and Proprietary Information for any purpose.

      6. Non-Compete Covenant. Because of its prior dealings with the Company, Bentley International, Inc. will have access to trade secrets and confidential information about the Company, its business plans, its business accounts, its business opportunities, its expansion plans into other geographical areas and its methods of doing business. Bentley International, Inc. agrees that for a period of three years after Closing of the Purchase Agreement, it will not, directly or indirectly, compete with the Company in the business of providing mortgage credit reports, employment screening reports, tenant screening reports or other such related information services to commercial enterprises, businesses or government entities within 100 miles of any office owned or operated by the Company, whether now existing or subsequently established, in the States of Arizona, California, Colorado or Florida (the "Territory"), and that it will not directly or indirectly participate in any capacity (including as an officer, director, partner, employee, consultant or owner) in any entity or business venture which is engaged in providing mortgage credit reports, employment screening reports, tenant screening reports or other such related information services to commercial enterprises, businesses or government entities in any portion of the Territory, except on behalf of the Company.

7. Enforcement by Injunctive Relief. Bentley International, Inc. acknowledges and agrees that any breach of this Agreement by Bentley International, Inc. would cause immediate irreparable harm to the Company. Bentley International, Inc. agrees that should it violate any of the terms and conditions of this Agreement, the Company, at its sole discretion, shall be entitled to seek and obtain immediate injunctive relief and enjoin further and future violations of this Agreement.

      8. Scope of Covenant. In the event a court of competent jurisdiction finds any provision of this Agreement to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being Bentley International, Inc.'s intention to provide the Company with the broadest protection possible against harmful competition.

      9. Notices. All notices, demands or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by tested facsimile, telex, telegram or cable to, in the case of the Company:

                  J.H. Donnan, President

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                  Factual Data Corp.
                  5200 Hahns Peak Drive
                  Loveland, Colorado  80538

and in the case of Bentley International, Inc.:

                  1990 W. Camelback Road, Suite 418
                  Phoenix, Arizona  85015


      10. Assignment of Agreement; Successors. No party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent to such assignment or transfer by the other party hereto.

      11. Further Instruments. The parties shall execute and deliver any and all such other instruments and shall take any and all such other actions as may be reasonably necessary to carry the intent of this Agreement into full force and effect.

      12. Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy under this Agreement shall operate as a waiver of any subsequent right or remedy. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other act or occurrence.

      13. Costs and Attorneys' Fees. If litigation is commenced by either party to enforce its rights under this Agreement, the party which the court determines to have prevailed in litigation shall be entitled to recover all costs actually incurred in connection with the litigation, including reasonable attorneys' fees.

      14. Submission to Jurisdiction; Waiver of Jury Trial Right. The parties agree that any legal action or proceeding with respect to this Agreement or any document relating hereto may be brought only in either (i) the United States District Court for the District of Colorado, or (ii) the state courts of the State of Colorado. Each party hereby irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such respective jurisdiction. FURTHERMORE, BENTLEY INTERNATIONAL, INC. AND THE COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

      15. General Provisions. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                       THE COMPANY:

                                       FACTUAL DATA CORP.

                                       By: /s/ J.H. Donnan
                                              J.H. Donnan, President



                                       BENTLEY INTERNATIONAL, INC.

                                          By: /s/ Lloyd R. Abrams
                                             Lloyd R. Abrams, President

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